Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

August 19, 2025

Board of Directors

Precigen, Inc.

20374 Seneca Meadows Parkway

Germantown, MD 20876

To the addressee referred to above:

We are acting as counsel to Precigen, Inc., a Virginia corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering by the selling stockholders listed in the Registration Statement (the “Selling Stockholders”) of (i) up to 61,632,647 shares of the common stock, no par value per share, of the Company (the “Common Stock”) issuable to the Selling Stockholders upon the exercise of warrants (the “Warrants,” and such shares, the “Warrant Shares”), (ii) up to 79,000 shares of the 8.00% Series A Convertible Perpetual Preferred Stock, no par value per share, of the Company (the “Preferred Shares”) and (iii) up to 82,176,842 shares of Common Stock issuable upon conversion of the Preferred Shares (the “Conversion Shares,” and together with the Warrant Shares and the Preferred Shares, the “Shares”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus that forms a part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Virginia Stock Corporation Act, as amended. We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

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Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, (i) the Shares have been duly authorized by all necessary corporate action on the part of the Company, (ii) the Preferred Shares have been validly issued and are fully paid and nonassessable, (iii) following (a) exercise of the Warrants in accordance with their terms, (b) receipt by the Company of the exercise price for the Warrant Shares as specified in the applicable Warrants, and (c) issuance of the Warrant Shares thereunder, the Warrant Shares will be validly issued, fully paid and nonassessable, and (iv) following (a) conversion of the Preferred Shares in accordance with the terms of Article III, Section D of the Company’s Amended and Restated Articles of Incorporation, as amended, and (b) issuance of the Conversion Shares thereunder, the Conversion Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP